                                                                    EXHIBIT 21.1

SUBSIDIARIES OF VIDEOTRON LTEE

Name of Subsidiary (Jurisdiction of Incorporation)
Videotron TVN inc. (Quebec)
CF Cable TV Inc. (Canada)
Videotron (Regional) Ltd. (Canada)
Videotron (1998) ltee (Quebec)
Le SuperClub Videotron ltee (Quebec)
Groupe de Divertissemement SuperClub inc. (Quebec)
Tele-Cable Charlevoix (1977) inc. (Quebec)
Societe d'Edition et de Transcodage T.E. ltee (Quebec)
SuperClub Videotron Canada inc. (Quebec)
Les Proprietes SuperClub inc. (Quebec)